FOR IMMEDIATE RELEASE

Superior Drilling Products Files Patent Infringement Complaint
Against Stabil Drill Specialties, LLC

VERNAL, UT, February 25, 2019 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced that its wholly owned subsidiary Extreme Technologies, LLC (“Extreme”) initiated patent infringement litigation against Stabil Drill Specialties, LLC (“Stabil Drill”). The suit alleges that Stabil Drill is infringing on Extreme’s U.S. Patent Nos. 8,851,205, 8,813,877, and 9,657,526, which cover the Company’s market-leading well bore conditioning tool, the Drill-N-Ream®.

Troy Meier, Chairman and CEO, stated, “We strive to provide our customers with the most innovative drilling tool technology solutions. The Company is committed to protecting its investments in research and development for its inventive drilling technology and vigorously defends its intellectual property rights.”

The lawsuit was filed in the United States District Court for the Western District of Louisiana Lafayette Division.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patented StriderTM oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the success of the Company’s technology and intellectual property, the ability to protect its technology and intellectual property, competition and government regulations; and general economic conditions, as well as other factors.

For more information, contact investor relations:

Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3908
dpawlowski@keiadvisors.com

-###-